Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Warner Music Group Corp. of our reports dated November 27, 2006 and March 10, 2005 with respect to the consolidated and combined financial statements and schedule of Warner Music Group Corp., Warner Music Group Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Warner Music Group Corp., included in this Annual Report on Form 10-K for the year ended September 30, 2006:

1) No. 333-127900
2) No. 333-127899

New York, New York

November 27, 2006

/s/ Ernst & Young LLP

1